                                                                    EXHIBIT 3.1

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                               MAXXIS GROUP, INC.


                                    ARTICLE I

         The name of the corporation is "Maxxis Group, Inc." The principal executive office of the corporation is 1901 Montreal Road, Suite 108, Tucker, Georgia 30084.

                                   ARTICLE II

         The corporation shall have authority to issue not more than 210,000,000 shares of capital stock which shall consist of:

                  (i) 15,000,000 shares of Class A Common Stock, no par value per share (the "Class A Common Stock"); and

                  (ii) 85,000,000 shares of Class B Common Stock, no par value per share (the "Class B Common Stock," and together with the Class A Common Stock, the "Common Stock"); and

                  (iii) 10,000,000 shares of preferred stock, no par value per share (the "Preferred Stock").

         A.       Common Stock.

         The holders of Class A Common Stock and Class B Common Stock shall have the following specific powers, designations, preferences and relative participating rights and privileges:

         (a) Voting. Each holder of Class A Common Stock shall be entitled to ten votes per share, whether in person or by proxy, for each share of Class A Common Stock outstanding in his name on the transfer books of the corporation. Each holder of Class B Common Stock shall be entitled to one vote per share, whether in person or by proxy, for each share of Class B Common Stock outstanding in his name on the transfer books of the corporation. Except as otherwise provided by the Georgia Business Corporation Code, as amended (the "Act"), or these Amended and Restated Articles of Incorporation, (i) the holders of Class A Common Stock and Class B Common Stock shall vote together as a combined class on all matters to be voted on by the shareholders of the corporation, and (ii) a majority of the votes entitled to be cast on a matter as determined for the combined class shall constitute a quorum of the single class for action on that matter.

         (b) Conversion. On the closing date of an Initial Public Offering, each share of Class A Common Stock then outstanding shall automatically be converted into one fully paid and nonassessable share of Class B Common Stock. Upon such conversion, the certificates which theretofore evidenced the shares of Class A Common Stock shall be deemed to evidence shares of Class B Common Stock until such time, if any, as new certificates for the shares of Class B Common Stock are issued pursuant to procedures established by the corporation for such purpose. For purposes hereof, "Initial Public Offering" shall mean a public offering of the corporation's capital stock for cash which is offered and sold in a transaction that is registered under the Securities Act of 1933, as amended, and through one or more underwriters, pursuant to an underwriting agreement between the corporation and such underwriters, resulting in aggregate net proceeds of at least $5,000,000 to the corporation.

         (c) Dividends. Holders of the Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the corporation legally available therefor.

         (d) Ranking. In the event of any dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary, after there shall have been paid, or set aside for payment, to the holders of shares of any class having preference over the Common Stock in the event of dissolution, liquidation or winding up, the full preferential amounts to which they are respectively entitled, then the holders of shares of Common Stock shall participate equally with the holders of shares of any other class or series of stock entitled to participate with the Common Stock in the event of dissolution, liquidation or winding up, in the distribution of any remaining assets of the corporation.

         B.       Preferred Stock.

         In addition to the Common Stock, the corporation shall have the authority, exercisable by its Board of Directors, to issue up to 10,000,000 shares of Preferred Stock, any part or all of which shares of Preferred Stock may be established and designated from time to time by the Board of Directors by filing an amendment to these Amended and Restated Articles of Incorporation, which shall be effective without shareholder action, in accordance with the appropriate provisions of the Act, and any amendment or supplement thereto (a "Preferred Stock Designation"), in such series and with such preferences, limitations and relative rights as may be determined by the Board of Directors. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the votes of the Common Stock, without a vote of the holders of the shares of Preferred Stock, or of any series thereof, unless a vote of any such holders is required by law or pursuant to the Preferred Stock Designation or Preferred Stock Designations establishing the series of Preferred Stock.

                                   ARTICLE III

         The corporation shall have not more than fifteen directors, and the number of directors shall be set by the Board of Directors as set forth in the corporation's Amended and Restated Bylaws. The Board of Directors shall be divided into three classes to be known as Class I, Class

II, and Class III, which shall be as nearly equal in number as possible. Except in case of death, resignation, disqualification or removal for cause, each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the director was elected; provided, however, that each initial director in Class I shall hold office until the first annual meeting of shareholders after his election; each initial director in Class II shall hold office until the second annual meeting of shareholders after his election; and each initial director in Class III shall hold office until the third annual meeting of shareholders after his election. Despite the expiration of a director's term, he shall continue to serve until his successor, if there is to be any, has been elected and qualified. In the event of any increase or decrease in the authorized number of directors, the newly created or eliminated directorships resulting from such an increase or decrease shall be apportioned among the three classes of directors so that the three classes remain as nearly equal in size as possible; provided, however, that there shall be no classification of additional directors elected by the Board of Directors until the next meeting of shareholders called for the purposes of electing directors, at which meeting the terms of all such additional directors shall expire, and such additional directors positions, if they are to be continued, shall be apportioned among the classes of directors and nominees therefor shall be submitted to the shareholders for their vote. Any vacancy occurring on the Board of Directors, including a vacancy resulting from an increase in the number of directors, may only be filled by the affirmative vote of the remaining directors even if the remaining directors constitute less than a quorum of the Board of Directors.

                                   ARTICLE IV

         No director of the corporation shall be personally liable for monetary damages to the corporation or its shareholders for breach of the duty of care or any other duty as a director, except that such liability shall not be eliminated for:

                  (i) any appropriation, in violation of the director's duties, of any business opportunity of the corporation;

                  (ii) acts or omissions which involve intentional misconduct or a knowing violation of law;

                  (iii) liability under Section 14-2-832 (or any successor provision or redesignation thereof) of the Act; and

                  (iv) any transaction from which the director received an improper personal benefit.

         If at any time the Act shall have been amended to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended, without further action by the shareholders, unless the provisions of the Act, as amended, require further action by the shareholders. Any repeal or modification of the foregoing provisions of this Article IV shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the corporation for or with respect to any alleged act or omission of the director occurring prior to such repeal or modification.

                                    ARTICLE V

         All actions by the shareholders shall be taken at a meeting, with prior notice which complies with the notice provisions of the corporation's Amended and Restated Bylaws, and with a vote of the holders of the outstanding stock of each voting group entitled to vote thereon.

                                   ARTICLE VI

         In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the corporation, the Board of Directors, committees of the Board of Directors and individual directors, in addition to considering the effects of any action on the corporation or its shareholders, may consider the interests of the employees, customers, suppliers and creditors of the corporation and its subsidiaries, the communities in which offices or other establishments of the corporation and its subsidiaries are located and all other factors such directors consider pertinent; provided, however, that any such provision shall be deemed solely to grant discretionary authority to directors and shall not be deemed to provide to any constituency any right to be considered.

         The amendments contained herein were duly approved by the written consents of holders of a majority of the shares of the Class A and Class B Common Stock of the corporation, voting as a single group, in accordance with
Section 14-2-1003 of the Georgia Business Corporation Code.

         IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation as of the 9th day of October, 1997.



                               /s/ Thomas O. Cordy
                               -------------------------------------------
                               Thomas O. Cordy
                               President and Chief Executive Officer